EXHIBIT 3.7


                             CPI CORP.

                 UNANIMOUS WRITTEN CONSENT OF

                     THE BOARD OF DIRECTORS

                      IN LIEU OF A MEETING
                      --------------------

                        FEBRUARY 4, 2002
                        ----------------

     The undersigned, constituting all the members of the Board of Directors of CPI Corp., a Delaware corporation (the "Corporation"), do hereby unanimously consent in writing pursuant to Section 141(f) of the Delaware General Corporation Law to the adoption of the following resolution without a meeting of the Board of Directors and do hereby waive any notice required in connection therewith:

     BE IT RESOLVED, that the Corporation declare as of this date and pay on February 25, 2002, a quarterly dividend of fourteen cents ($0.14) for each issued and outstanding share of its common stock (excluding treasury stock) held of record as of February 19, 2002; and

     BE IT FURTHER RESOLVED, that Section 4.4 of the By-laws of the Corporation be amended in its entirety to read as follows:

          The President shall perform such duties and exercise such powers as shall be delegated by the Chief Executive Officer or as shall be designated by the Board of Directors. If no Chairman of the Board is serving or in the absence of the Chairman of the Board, the President shall preside at meetings of the Board of Directors.

     BE IT FURTHER RESOLVED, that J. David Pierson be elected President of the Corporation to fill the vacancy created by the retirement of Russ Isaak as of February 2, 2002 and that Mr. Pierson serve as President until the next annual meeting of the Board of Directors or until his successor is duly elected and qualified.














This consent may be executed in separate counterparts and, when executed by each of the members of the Board of Directors of the Corporation, the foregoing resolutions shall be duly adopted by the Board of Directors as of the date hereof.


By: /s/ Lee Liberman               By: /s/ Nicholas L. Reding
    ---------------------             -----------------------
        Lee Liberman                       Nicholas L. Reding

By: /s/ J. David Pierson           By: /s/ Martin Sneider
    ---------------------              ----------------------
      J. David Pierson                      Martin Sneider

By: /s/ Robert Virgil
    ---------------------
        Robert Virgil



                       Being all of the Directors